Exhibit g(x)

SECOND AMENDMENT AGREEMENT
Amending the terms of a Foreign Custody Management Agreement

This Amendment Agreement, made as of April 24, 2018, is made by and between Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust, and the Bank of New York Mellon, a New York banking organization (“BNY”).

WITNESSETH:

The Trust (acting on behalf of certain series of the Trust) and BNY entered into a foreign custody management agreement on September 29, 2000, as amended (the “Foreign Custody Agreement”), Pursuant to the Foreign Custody Agreement, certain series of the Trust have appointed BNY as foreign custody manager.

In accordance with Article VI, Section 4 of the Foreign Custody Agreement, the parties now wish to amend the Foreign Custody Agreement, to reflect the appointment of BNY as foreign custody manager of each series of the Trust.  By executing this Amendment Agreement, the parties agree to be bound by the terms of the Foreign Custody Agreement as herein amended, as if each series of the Trust was a party to the Foreign Custody Agreement, with effect from the date hereof.

NOW, THEREFORE, the parties wish to amend the Foreign Custody Agreement as follows:

1.                                      Definition of “Fund”

The following section 7 in Article I shall be inserted into the Foreign Custody Agreement:

“Fund” shall include The International Equity Fund, The International Choice Fund, The EAFE Fund, The EAFE Choice Fund, The EAFE Pure Fund, The Emerging Markets Fund, The Global Alpha Equity Fund,  The U.S. Equity Growth Fund, The Long Term Global Growth Equity Fund, The Asia Ex Japan Fund, The International Concentrated Growth Fund, The Global Select Equity Fund and The Positive Change Equity Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized:

BAILLIE GIFFORD FUNDS, on behalf of each of The Emerging Markets Fund, The EAFE Fund, The International Equity Fund, The Global Alpha Equity Fund, The U.S. Equity Growth Fund, The EAFE Choice Fund, The International Choice Fund, The EAFE Pure Fund, The Long Term Global Growth Equity Fund, The Asia Ex Japan Fund, The International Concentrated Growth Fund, The Global Select Equity Fund and The Positive Change Equity Fund.

/s/ Gareth Griffiths
Name: Gareth Griffiths
Authority: Secretary, Baillie Gifford Funds

THE BANK OF NEW YORK MELLON	/s/ Daron Pearce
Name: Daron Pearce
Authority: CEO Asset Servicing EMEA